SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2005

M-WAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Industrial Drive, West Chicago, Illinois		60185
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630)562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

            On June 16, 2005, we issued $2,400,000 in aggregate principal amount of promissory notes in exchange for an investment of $850,000 and the cancellation of $1,550,000 in aggregate principal amount of promissory notes, dated February 23, 2005 (provided that the warrants issued in connection with the February 23, 2005 promissory notes were not canceled and therefore remain outstanding).  In connection with the issuance of notes, we issued 165,049 warrants to purchase our common stock.  The issuances of notes and warrants were made to Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd. and M.A.G. Capital, LLC, all of which are related entities.  We paid fees totaling $29,000 in connection with the financing.

            The promissory notes accrue interest at 10% per annum and become due on August 23, 2007; provided that the notes are subordinate in right of payment to the debt payable to our lender Silicon Valley Bank.  Upon sale of our real property at 215 Park Street, Bensenville, Illinois, and subject to the approval Silicon Valley Bank, we are required to prepay an aggregate of $325,000 under the promissory notes.  Voluntary prepayments are subject to a 1% premium payment.  We are required to pay annual extension fees equal to 1% of the outstanding principal balance under the notes on June 1, 2006 and June 1, 2007.

            The warrants have a term of three years and an exercise price of $1.02 per share.  We granted registration rights to the holders of the warrants, which rights are exercisable on or after February 1, 2006.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

                                                                                                       M-WAVE, INC.

(Registrant)

                                                                                                By         /s/ Jim Mayer

                                                                                                            Jim Mayer

                                                                                                            Chief Executive Officer

Dated: June 22, 2005